EXHIBIT 99.1

THE PROFIT RECOVERY GROUP INTERNATIONAL ACQUIRES MERIDIAN VAT RECLAIM AS PART OF STRATEGIC GROWTH PLAN


ATLANTA, Aug. 19 /PRNewswire/ -- The Profit Recovery Group International, Inc. (Nasdaq: PRGX), as part of its continuing approach of growth through strategic acquisitions, today announced that it has acquired Meridian VAT Reclaim. Meridian specializes in the recovery of value-added taxes paid on business expenses for corporate clients and is the largest provider of VAT reclaim worldwide.

The acquisition gives PRG, already the leading provider of accounts payable and other recovery audit services, an expanded offering and expertise in serving large, multinational corporations. With the addition of Meridian, PRG adds 13 new countries to its already extensive global reach, and now operates in 38 countries.

"Meridian, with its strong recurring revenue and loyal client base, is a natural addition to the new services, capabilities and expertise we are providing our clients, and is another important addition to the recently announced tax recovery division," said John Cook, chairman and chief executive officer of PRG. "We continue to deliver on our promise of growth through strategic acquisitions in the recovery audit services industry, giving our clients even more competitive advantage in the global marketplace."

PRG agreed to purchase Meridian as a pooling of interests, issuing 6.1 million post-split shares of PRG common stock. The acquisition has an indicated value of approximately $190 million, at current market value. It is the company's 16th acquisition since January 1997. Meridian reported revenues of approximately $25 million for 1998. Revenues for the first half of 1999 were approximately $16 million. Full year revenues for 1999 are expected to be approximately $33 million. Meridian is expected to add approximately four cents per post-split share to PRG's earnings per share in 1999, prior to an estimated charge of $8.1 million after-tax transaction costs.

Meridian is a 300-person firm, dedicated solely to the task of identifying recoverable payments and providing assistance to corporations wishing to recover VAT paid on eligible business expenses. Meridian's significant VAT expertise, sophisticated Irish processing center and global presence have helped to attract and retain over 10,000 active clients in 26 countries, including over 51% of the Fortune 500 companies and most of the major Japanese trading companies. The Profit Recovery Group International, Inc., headquartered in Atlanta, Ga., is the leading worldwide provider of accounts payable and other recovery audit services. With the addition of Meridian, PRG now operates in 38 countries, has more than 2,500 employees and was recently selected as one of Fortune magazine's "Fastest Growing Companies." In March of 1999, PRG was named to the S&P SmallCap 600.

Statements made in this release which look forward in time involve risks and uncertainties and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such risks and uncertainties include the risk that Meridian's future revenues and earnings per share will not meet the Company's expectations or conform to past performance, the ability of the Company to successfully implement its operating strategy and acquisition strategy, the Company's ability to manage rapid expansion, changes in economic cycles, competition from other companies, changes in governmental regulations applicable to the Company and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Prospectus dated January 8, 1999 contained in its Registration Statement on Form S-3 (No. 333-67711).

/CONTACT: investors, Scott L. Colabuono, 770-779-3142, or media, Michelle Butler, 770-779-3295, both of The Profit Recovery Group International, Inc./
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